Exhibit 1.01

Fiserv, Inc.

Conflict Minerals Report

2020

This Conflict Minerals Report is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended, and Form SD (collectively, the “Rule”) for the year ended December 31, 2020.

Background

The Securities and Exchange Commission (“SEC”) adopted the Rule to implement certain reporting and disclosure obligations on SEC registrants that manufacture, or contract to manufacture, products containing Conflict Minerals (as defined in the Rule) that are necessary to the functionality or production of those products. Conflict Minerals are defined in the Rule as gold, columbite-tantalite (coltan), cassiterite, and wolframite, including their derivatives, which are currently limited to tin, tungsten, and tantalum (collectively, “Conflict Minerals”).

Where the registrant determines that Conflict Minerals are necessary to the functionality or production of a product manufactured, or contracted to be manufactured, by the registrant, the registrant is required to file Form SD with the SEC for the reporting calendar year, after conducting a good faith review, which includes a reasonable country of origin inquiry (“RCOI”). The RCOI must be reasonably designed to determine whether any Conflict Minerals originated in the Democratic Republic of the Congo (“DRC”), the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (collectively, the “Covered Countries”) or are from recycled or scrap sources, as defined in the Rule.

Fiserv, Inc. (the “Company”) has performed a good faith RCOI and continues to work closely with suppliers to meet industry standards on responsible mineral sourcing. Based upon this review, certain surveyed suppliers have reported limitations in their ability to map the entirety of their supply chains with regard to the origin and chain of custody of Conflict Minerals necessary for the functionality or production of its products in all circumstances. The following is a summary of the RCOI. This report has not been audited, nor is an independent private sector audit required for this report under current SEC guidance.

Company Overview

The Company is a leading global provider of payments and financial services technology solutions. It provides account processing and digital banking solutions; card issuer processing and network services; payments; e-commerce; merchant acquiring and processing; and the Clover® cloud-based point-of-sale (“POS”) solution. The Company’s operations are comprised of the Merchant Acceptance (“Acceptance”) segment, the Financial Technology (“Fintech”) segment and the Payments and Network (“Payments”) segment.

The businesses in the Acceptance segment provide a wide range of commerce-enabling solutions and serve merchants of all sizes around the world. These services include POS merchant acquiring and digital commerce services; mobile payment services; security and fraud protection products; CaratSM, the Company’s omnichannel commerce solution; and its cloud-based Clover POS platform. The Company distributes the products and services in the global Acceptance businesses through a variety of channels, including direct sales teams, strategic partnerships with agent sales forces, independent software vendors, financial institutions, and other strategic partners in the form of joint venture alliances, revenue sharing alliances, and referral agreements. Merchants, financial institutions and distribution partners in the Acceptance segment are frequently clients of other segments.

The businesses in the Company’s Fintech segment provide financial institutions around the world with the technology solutions they need to run their operations, including products and services that enable financial institutions to process customer deposit and loan accounts and manage an institution’s general ledger and central information files. As a complement to the core account processing functionality, the businesses in the global Fintech segment also provide digital banking, financial and risk management, cash management, professional services and consulting, item processing and source capture, and other products and services that support numerous types of financial transactions. Some of the businesses in the Fintech segment provide products or services to corporate clients to facilitate the management of financial processes and transactions. Many of the products and services offered in the Fintech segment are integrated with products and services provided by other segments.

The businesses in the Company’s Payments segment provide financial institutions and corporate clients around the world with the products and services required to process digital payment transactions. This includes card transactions such as debit, credit and prepaid card processing and services; a range of network services, security and fraud protection products; card production and print services. In addition, businesses in the Payments segment offer non-card digital payment software and services, including bill payment, account-to-account transfers, person-to-person payments, electronic billing, and security and fraud protection products. Clients of businesses in the Payments segment reflect a wide range of industries, including merchants, distribution partners and financial institution customers in other segments.

The Company is multiple sub-suppliers removed from the originating source of any Conflict Minerals in products of the Company, which components are obtained by direct suppliers to the Company through their own downstream supply chains. These supply chains may include additional intermediary suppliers and/or distributors, smelters, refiners or mines. The Company does not directly purchase Conflict Minerals from these underlying sources. However, based upon a RCOI review, the Company has determined that it contracts to manufacture POS devices and payment cards, including EMV chip enabled payment cards (collectively, “Covered Products”) that contain, or likely contain, Conflict Minerals, and that such Conflict Minerals contained within Covered Products are necessary for the functionality or production of such products.

Conflict Minerals Disclosure

In accordance with the Rule, the Company conducted a good faith RCOI regarding the use of Conflict Minerals that was reasonably designed to determine whether any of the Conflict Minerals originated in the Covered Countries, and whether any of the Conflict Minerals may be from recycled or scrap sources. To conduct the RCOI, the Company: (1) identified product categories and parts in those categories that may contain Conflict Minerals; (2) identified its direct suppliers who manufactured or supplied those products or parts; (3) reviewed supplier information with its internal sourcing team; and (4) contacted each supplier and requested information regarding: (a) the Conflict Minerals that may be contained within the products provided by them and (b) the source of the Conflict Minerals, including smelter and refinery information.

The Company does not have a direct relationship with downstream smelters or refiners within the supply chain of its direct suppliers. Accordingly, the Company relies on its direct suppliers to complete the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Business Alliance (previously known as the Electronic Industry Citizenship Coalition) and the Global e-Sustainability Initiative and now maintained by the Responsible Minerals Initiative. Based upon the structure of its supply chain and the lack of direct access to sub-tier suppliers, the Company relies on its direct suppliers to provide information regarding the origin of the Conflict Minerals contained in products or parts purchased from them by conducting a supply chain survey using the CMRT.

The Company received responses from all of its suppliers requested to complete a CMRT. Some supplier responses were incomplete, or the supplier was unable to obtain all necessary information from their downstream suppliers in order to verify the origin of Conflict Minerals. Responses were reviewed for completeness and consistency, and the Company routinely followed up with its suppliers for corrections or clarifications as needed.

Because responses from certain suppliers contained information indicating that Conflict Minerals may have originated in the Covered Countries, the Company completed due diligence regarding the source and chain of custody of the Conflict Minerals in the supply chain of the Company. The Company’s due diligence framework is based upon Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition and the related supplements for tin, tantalum, tungsten and gold. In cases where Company suppliers have not adequately confirmed or identified the source or origin of Conflict Minerals in Covered Products, it is possible that such Conflict Minerals may have originated in Covered Countries and are not from scrap or recycled sources. The Company continues to work with its suppliers to improve the quality and completeness of information they provide.

The statements above are based on the RCOI of the Company, performed in good faith. These statements are based on information collected by suppliers and other related third parties that may have been collected by the supplier(s) as part of the RCOI review. As a result, a number of factors may impact or otherwise affect the Company’s Conflict Minerals report. These factors include, but are not limited to, incomplete supplier data, incomplete smelter data, errors or omissions by suppliers in responding to Conflict Minerals informational survey requests, suppliers or smelters within a direct supplier’s supply chain that have failed to provide information or have provided incomplete information, errors or omissions by smelters, errors in publicly available data, oversights or errors in conflict free smelter audits, materials sourced from the Covered Countries being declared secondary materials, illegally tagged Conflict Minerals from the Covered Countries being introduced into the supply chain, companies no longer in a business relationship with the Company which have not provided Conflict Minerals information, certification programs not being equally advanced for all industry segments and metals, and smuggling of Conflict Minerals to countries beyond the scope of the Covered Countries.